Exhibit 4.1

Arrived SFR Genesis Fund, LLC

Common Shares are offered through Dalmore Group, LLC,

a registered broker-dealer and a member of FINRA and SIPC (the “Broker”)

Subscription Agreement to subscribe for Arrived SFR Genesis Fund, LLC

Legal name of Purchaser

Number of Arrived SFR Genesis Fund, LLC Common Shares subscribed for

Aggregate Price of Arrived SFR Genesis Fund, LLC Common Shares subscribed for	$

NOTICE REGARDING AGREEMENT TO ARBITRATE

ALL INVESTORS ARE REQUIRED TO ARBITRATE ANY DISPUTE ARISING OUT OF THEIR INVESTMENT IN THE COMPANY. ALL INVESTORS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN THE STATE OF DELAWARE. EACH INVESTOR ALSO AGREES TO WAIVE ANY RIGHTS TO A JURY TRIAL. OUT OF STATE ARBITRATION MAY FORCE AN INVESTOR TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST AN INVESTOR MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

THESE DISPUTE RESOLUTION PROVISIONS APPLY IN ANY LITIGATION RELATING TO THIS SUBSCRIPTION AGREEMENT, OUR COMMON SHARES OR THE COMPANY, INCLUDING CLAIMS UNDER THE U.S. FEDERAL SECURITIES LAWS.

BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISION CONTAINED IN OUR SUBSCRIPTION AGREEMENT (WHICH IS ALSO INCLUDED IN OUR OPERATING AGREEMENT), INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

NOTICE REGARDING WAIVER OF SECTION 18-305 RIGHTS

BY AGREEING TO BE SUBJECT TO THE WAIVER PROVISIONS, INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

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SUBSCRIPTION AGREEMENT

ARRIVED SFR GENESIS FUND, LLC

Arrived Fund Manager, LLC

Non-Member Manager of Arrived SFR Genesis Fund, LLC

1700 Westlake Avenue North, Suite 200,

Seattle, WA 98109

Ladies and Gentlemen:

1. Subscription.

1.1. The undersigned (the “Purchaser”), intending to be legally bound, hereby irrevocably agrees to purchase from Arrived SFR Genesis Fund, LLC, a Delaware limited liability company (the “Company”), the number of Common Shares in Arrived SFR Genesis Fund, LLC (the “Common Shares”) set forth on the front of this subscription agreement (the “Subscription Agreement”) at a purchase price of $10.00 per Interest for the aggregate purchase price set forth on the front page hereto (the “Subscription Price”), and on the terms and conditions of the Amended and Restated Operating Agreement governing the Company, dated May 31, 2023, as amended from time to time (the “Operating Agreement”), a copy of which is posted on the Company’s online investment platform www.arrived.com (the “Arrived Platform”) and which the Purchaser has read. This subscription is submitted to Arrived Fund Manager, LLC, the non-member manager (the “Manager”) of Arrived SFR Genesis Fund, LLC by the Purchaser in accordance with and subject to the terms and conditions described in this Subscription Agreement, relating to the exempt offering by the Company (the “Offering”) of up to 7,500,000 Common Shares for maximum aggregate gross proceeds of $75,000,000 (the “Maximum Offering Amount”).

1.2. The Purchaser understands that the Common Shares are being offered pursuant to an offering circular, dated [______], 2023 (the “Offering Circular”), filed with the U.S. Securities and Exchange Commission (the “SEC”). By executing this Subscription Agreement, the Purchaser acknowledges that the Purchaser has received this Subscription Agreement, copies of the Offering Circular and the exhibits thereto, and any other information required by the Purchaser to make an investment decision.

1.3. The closing of the Offering (the “Closing”) will occur on the earliest to occur of (i) the date subscriptions for the Maximum Offering Amount have been accepted or (ii) a date determined by the Manager in its sole discretion.  If an initial Closing has not occurred, the Offering shall be terminated upon (i) the date immediately following the date one week prior to three months after the date the offering begins or (ii) any date on which the Manager elects to terminate the Offering in its sole discretion (the “Termination Date”).

2. Payment. Concurrent with the execution hereof, the Purchaser authorizes the Company to proceed with payment procedures in accordance with the Offering Circular section, “How to Subscribe – Subscription Procedures”.

3. Termination of Offering or Rejection of Subscription.

3.1. In the event that the Company does not effect an initial Closing on or before the Termination Date, the Company will refund promptly the Subscription Price paid by the Purchaser, without deduction, offset or interest accrued thereon and this Subscription Agreement shall thereafter be of no further force or effect.

3.2. The Purchaser understands and agrees that the Manager, in its sole discretion, reserves the right to accept or reject this or any other subscription for Common Shares, in whole or in part, and for any reason or no reason, notwithstanding prior receipt by the Purchaser of notice of acceptance of this subscription.  If the Manager rejects a subscription, either in whole or in part (which decision is in its sole discretion), the Company shall return promptly the rejected Subscription Price or the rejected portion thereof to the Purchaser without deduction, offset or interest accrued thereon. If this subscription is rejected in whole, this Subscription Agreement shall thereafter be of no further force or effect.  If this subscription is rejected in part, this Subscription Agreement will continue in full force and effect to the extent this subscription was accepted.

4. Ownership Limitation. The Purchaser acknowledges and agrees that, pursuant to the terms of the operating agreement, the Purchaser generally cannot own, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and as set forth in the operating agreement, either more than 9.8% in value or in number of our Common Shares, whichever is more restrictive, or more than 9.8% in value or in number of our shares, whichever is more restrictive. The Operating Agreement will include additional restrictions on ownership, including ownership that would result in (i) us being “closely held” within the meaning of Section 856(h) of the Code, (ii) us failing to qualify as a REIT or (iii) our shares being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code). The Subscriber also acknowledges and agrees that, pursuant to the terms of the Operating Agreement, the Subscriber’s ownership of our Common Shares cannot cause any other person to violate the foregoing limitations on ownership.

5. Acceptance of Subscription.  At the Closing, if the Manager accepts this subscription in whole or in part, the Company shall execute and deliver to the Purchaser a counterpart executed copy of this Subscription Agreement and release the Subscription Price (or applicable portion thereof if such subscription is only accepted in part) to the Company for the benefit of Arrived SFR Genesis Fund, LLC.  The Company shall have no obligation hereunder until the Company shall execute and deliver to the Purchaser an executed copy of this Subscription Agreement, and until the Purchaser shall have executed and delivered to the Manager this Subscription Agreement and a substitute Form W-9 (if applicable) and shall have deposited the Subscription Price in accordance with this Agreement.  The Purchaser understands and agrees that this subscription is made subject to the condition that the Common Shares to be issued and delivered on account of this subscription will be issued only in the name of and delivered only to the Purchaser.  Effective upon the Company’s execution of this Subscription Agreement, the Purchaser shall be a member of the Company, and the Purchaser agrees to adhere to, and be bound by, the terms and conditions of the Operating Agreement as if the Purchaser were a party to it (and grants to the Manager the power of attorney described therein).

6. Representations and Warranties, Acknowledgments, and Agreements.  The Purchaser hereby acknowledges, represents, warrants and agrees to and with the Company and the Manager as follows:

6.1. The Purchaser is aware that an investment in the Common Shares involves a significant degree of risk, and has received and carefully read the Offering Circular and, in particular, the “Risk Factors” section therein.  The Purchaser understands that the Company is subject to all the risks applicable to early-stage companies, whether or not set forth in such “Risk Factors.” The Purchaser acknowledges that no representations or warranties have been made to it or to its advisors or representatives with respect to the business or prospects of the Company, or their financial condition.

6.2. The offering and sale of the Common Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.  The Purchaser understands that the offer and sale of the Common Shares are intended to be exempt from registration under the Securities Act, by virtue of Tier 2 of Regulation A thereof, based, in part, upon the representations, warranties and agreements of the Purchaser contained in this Subscription Agreement, including, without limitation, the investor qualification (“Investor Qualification and Attestation”) immediately following the signature page of this Subscription Agreement.  The Purchaser is purchasing the Common Shares for its own account for investment purposes only and not with a view to or intent of resale or distribution thereof in violation of any applicable securities laws, in whole or in part.

6.3. The Purchaser, as set forth in the Investor Qualification and Attestation attached hereto, as of the date hereof is a “qualified purchaser” as that term is defined in Regulation A (a “Qualified Purchaser”).  The Purchaser agrees to promptly provide the Manager, the Broker (as defined on the first page hereto) and their respective agents with such other information as may be reasonably necessary for them to confirm the Qualified Purchaser status of the Purchaser.

6.4. The Purchaser acknowledges that the Purchaser’s responses to the investor qualification questions posed in the Arrived Platform and reflected in the Investor Qualification and Attestation are complete and accurate as of the date hereof.

6.5. The Purchaser acknowledges that neither the SEC nor any state securities commission or other regulatory authority has passed upon or endorsed the merits of the offering of the Common Shares.

6.6. In evaluating the suitability of an investment in the Common Shares, the Purchaser has not relied upon any representation or information (oral or written) other than as set forth in the Offering Circular, the Operating Agreement and this Subscription Agreement.

6.7. Except as previously disclosed in writing to the Company, the Purchaser has taken no action that would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Subscription Agreement or the transactions contemplated hereby and the Purchaser shall be solely liable for any such fees and shall indemnify the Company with respect thereto pursuant to Section 9.

6.8. The Purchaser, together with its advisors, if any, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the Offering Circular to evaluate the merits and risks of an investment in the Common Shares and the Company and to make an informed investment decision with respect thereto.

6.9. The Purchaser is not relying on the Company, the Manager, the Broker or any of their respective employees or agents with respect to the legal, tax, economic and related considerations of an investment in the Common Shares, other than with respect to the opinion of legality of legal counsel provided at Exhibit 12.1 to the Offering Circular, and the Purchaser has relied on the advice of, or has consulted with, only its own advisors, if any, whom the Purchaser has deemed necessary or appropriate in connection with its purchase of the Common Shares.

6.10. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Purchaser or any of the Purchaser’s affiliates is required for the execution of this Subscription Agreement or the performance of the Purchaser’s obligations hereunder, including, without limitation, the purchase of the Common Shares by the Purchaser.

6.11. The Purchaser has adequate means of providing for such Purchaser’s current financial needs and foreseeable contingencies and has no need for liquidity of its investment in the Common Shares for an indefinite period of time.

6.12. The Purchaser (a) if a natural person, represents that the Purchaser has reached the age of 21 (or 18 in states with such applicable age limit) and has full power and authority to execute and deliver this Subscription Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof; or (b) if a corporation, partnership, or limited liability company or other entity, represents that such entity was not formed for the specific purpose of acquiring the Common Shares, such entity is duly organized, validly existing and in good standing under the laws of the state of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver this Subscription Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Common Shares, the execution and delivery of this Subscription Agreement has been duly authorized by all necessary action, this Subscription Agreement has been duly executed and delivered on behalf of such entity and is a legal, valid and binding obligation of such entity; or (c) if executing this Subscription Agreement in a representative or fiduciary capacity, represents that it has full power and authority to execute and deliver this Subscription Agreement in such capacity and on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or limited liability company or partnership, or other entity for whom the Purchaser is executing this Subscription Agreement, and such individual, partnership, ward, trust, estate, corporation, or limited liability company or partnership, or other entity has full right and power to perform pursuant to this Subscription Agreement and make an investment in the Company, and represents that this Subscription Agreement constitutes a legal, valid and binding obligation of such entity.  The execution and delivery of this Subscription Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Purchaser is a party or by which it is bound.

6.13. Any power of attorney of the Purchaser granted in favor of the Manager contained in the Operating Agreement has been executed by the Purchaser in compliance with the laws of the state, province or jurisdiction in which such agreements were executed.

6.14. If an entity, the Purchaser has its principal place of business or, if a natural person, the Purchaser has its primary residence, in the jurisdiction (state and/or country) set forth in the Investor Qualification and Attestation.  The Purchaser first learned of the offer and sale of the Common Shares in the state listed in the Investor Qualification and Attestation, and the Purchaser intends that the securities laws of that state shall govern the purchase of the Purchaser’s Common Shares.

6.15. The Purchaser is either (a) a natural person resident in the United States, (b) a partnership, corporation or limited liability company organized under the laws of the United States, (c) an estate of which any executor or administrator is a U.S. person, (d) a trust of which any trustee is a U.S. person, (e) an agency or branch of a foreign entity located in the United States, (f) a non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person, or (g) a partnership or corporation organized or incorporated under the laws of a foreign jurisdiction that was formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts.  The Purchaser is not (i) a discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States, (ii) an estate of which any professional fiduciary acting as executor or administrator is a U.S. person if an executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iii) a trust of which any professional fiduciary acting as trustee is a U.S. person, if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person, (iv) an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country, or (v) an agency or branch of a U.S. person located outside the United States that operates for valid business reasons engaged in the business of insurance or banking that is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

6.16. Any information which the Purchaser has heretofore furnished or is furnishing herewith to the Company is true, complete and accurate and may be relied upon by the Manager, the Company and the Broker, in particular, in determining the availability of an exemption from registration under federal and state securities laws in connection with the Offering.  The Purchaser further represents and warrants that it will notify and supply corrective information to the Company immediately upon the occurrence of any change therein occurring prior to the Company’s issuance of the Common Shares.

6.17. The Purchaser is not, nor is it acting on behalf of, a “benefit plan investor” within the meaning of 29 C.F.R. § 2510.3-101(f)(2), as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974 (such regulation, the “Plan Asset Regulation”, and a benefit plan investor described in the Plan Asset Regulation, a “Benefit Plan Investor”).  For the avoidance of doubt, the term Benefit Plan Investor includes all employee benefit plans subject to Part 4, Subtitle B, Title I of ERISA, any plan to which Section 4975 of the Internal Revenue Code applies and any entity, including any insurance company general account, whose underlying assets constitute “plan assets”, as defined under the Plan Asset Regulation, by reason of a Benefit Plan Investor’s investment in such entity.

6.18. The Purchaser is satisfied that the Purchaser has received adequate information with respect to all matters which it or its advisors, if any, consider material to its decision to make this investment.

6.19. Within five (5) days after receipt of a written request from the Manager, the Purchaser will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and ordinances to which the Company is subject.

6.20. THE ARRIVED SFR GENESIS FUND, LLC COMMON SHARES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS.  THE ARRIVED SFR GENESIS FUND, LLC COMMON SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED BY THE OPERATING AGREEMENT.  THE COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE MEMORANDUM OR THIS SUBSCRIPTION AGREEMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

6.21. The Purchaser should check the Office of Foreign Assets Control (“OFAC”) website at http://www.treas.gov/ofac before making the following representations. The Purchaser represents that the amounts invested by it in the Company in the Offering were not and are not directly or indirectly derived from activities that contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations. Federal regulations and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals.  The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at http://www.treas.gov/ofac. In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals, including specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs, or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists. Furthermore, to the best of the Purchaser’s knowledge, none of: (a) the Purchaser; (b) any person controlling or controlled by the Purchaser; (c) if the Purchaser is a privately-held entity, any person having a beneficial interest in the Purchaser; or (d) any person for whom the Purchaser is acting as agent or nominee in connection with this investment is a country, territory, individual or entity named on an OFAC list, or a person or entity prohibited under the OFAC Programs.  Please be advised that the Company may not accept any amounts from a prospective investor if such prospective investor cannot make the representation set forth in this paragraph.  The Purchaser agrees to promptly notify the Company should the Purchaser become aware of any change in the information set forth in these representations.  The Purchaser understands and acknowledges that, by law, the Company may be obligated to “freeze the account” of the Purchaser, either by prohibiting additional subscriptions from the Purchaser, declining any redemption requests and/or segregating the assets in the account in compliance with governmental regulations, and the Company may also be required to report such action and to disclose the Purchaser’s identity to OFAC.  The Purchaser further acknowledges that the Company may, by written notice to the Purchaser, suspend the redemption rights, if any, of the Purchaser if the Company reasonably deems it necessary to do so to comply with anti-money laundering regulations applicable to the Company or any of the Company’s other service providers.  These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

6.22. To the best of the Purchaser’s knowledge, none of: (a) the Purchaser; (b) any person controlling or controlled by the Purchaser; (c) if the Purchaser is a privately-held entity, any person having a beneficial interest in the Purchaser; or (d) any person for whom the Purchaser is acting as agent or nominee in connection with this investment is a senior foreign political figure or an immediate family member or close associate of a senior foreign political figure.  A “senior foreign political figure” is a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.  “Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.  A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

6.23. If the Purchaser is affiliated with a non-U.S. banking institution (a “Foreign Bank”), or if the Purchaser receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, the Purchaser represents and warrants to the Company that: (a) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (b) the Foreign Bank maintains operating records related to its banking activities; (c) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (d) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

6.24. Each of the representations and warranties of the parties hereto set forth in this Section 6 and made as of the date hereof shall be true and accurate as of the Closing applicable to the subscription made hereby as if made on and as of the date of such Closing.

7. Tax Forms. The Purchaser will also need to complete an IRS Form W-9 or the appropriate Form W-8, which should be returned directly to us via the Arrived Platform. The Purchaser certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to us will be true, correct and complete. The Purchaser shall (i) promptly inform us of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Code or any applicable Treasury Regulations or as may be requested from time to time by us.

8. No Advisory Relationship. You acknowledge and agree that the purchase and sale of the Common Shares pursuant to this Agreement is an arms-length transaction between you and the Company. In connection with the purchase and sale of the Common Shares, the Company is not acting as your agent or fiduciary. The Company assumes no advisory or fiduciary responsibility in your favor in connection with the Common Shares or the corresponding project investments. The Company has not provided you with any legal, accounting, regulatory or tax advice with respect to the Common Shares, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

9. Indemnification.  The Purchaser agrees to indemnify and hold harmless the Company, the Manager and their respective officers, directors, employees, agents, members, partners, control persons and affiliates (each of which shall be deemed third party beneficiaries hereof) from and against all losses, liabilities, claims, damages, costs, fees and expenses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) based upon or arising out of any actual or alleged false acknowledgment, representation or warranty, or misrepresentation or omission to state a material fact, or breach by the Purchaser of any covenant or agreement made by the Purchaser herein or in any other document delivered in connection with this Subscription Agreement.  Notwithstanding the foregoing, no representation, warranty, covenant or acknowledgment made herein by the Purchaser shall be deemed to constitute a waiver of any rights granted to it under the Securities Act or state securities laws.

10. Irrevocability; Binding Effect.  The Purchaser hereby acknowledges and agrees that the subscription hereunder is irrevocable by the Purchaser, except as required by applicable law, and that this Subscription Agreement shall survive the death or disability of the Purchaser and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.  If the Purchaser is more than one person, the obligations of the Purchaser hereunder shall be joint and several and the agreements, representations, warranties, and acknowledgments herein shall be deemed to be made by and be binding upon each such person and such person’s heirs, executors, administrators, successors, legal representatives, and permitted assigns.

11. Modification.  This Subscription Agreement shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

12. Assignability.  This Subscription Agreement and the rights, interests and obligations hereunder are not transferable or assignable by the Purchaser and the transfer or assignment of the Common Shares shall be made only in accordance with all applicable laws and the Operating Agreement.  Any assignment contrary to the terms hereof shall be null and void and of no force or effect.

13. Applicable Law and Jurisdiction.  This Subscription Agreement and the rights and obligations of the Purchaser arising out of or in connection with this Subscription Agreement, the Operating Agreement and the Offering Circular shall be construed in accordance with and governed by the internal laws of the State of Delaware without regard to principles of conflict of laws. The Purchaser (a) irrevocably submits to the non-exclusive jurisdiction and venue of the state and federal courts sitting in Delaware, in any action arising out of this Subscription Agreement, the Operating Agreement and the Offering Circular and (b) consents to the service of process by mail.

14. Use of Pronouns.  All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

15. Miscellaneous.

15.1. Sections 15.1 (Addresses and Notices) and 15.2 (Further Action) of the Operating Agreement are deemed incorporated into this Subscription Agreement.

15.2. This Subscription Agreement, together with the Operating Agreement, constitutes the entire agreement between the Purchaser and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings, if any, relating to the subject matter hereof.  The terms and provisions of this Subscription Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

15.3. The covenants, agreements, representations and warranties of the Company and the Purchaser made, and the indemnification rights provided for, in this Subscription Agreement shall survive the execution and delivery hereof and delivery of the Common Shares, regardless of any investigation made by or on behalf of any party, and shall survive delivery of any payment for the Subscription Price.

15.4. Except to the extent otherwise described in the Offering Circular, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants or others engaged by such party) in connection with this Subscription Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

15.5. This Subscription Agreement may be executed in one or more counterparts each of which shall be deemed an original (including signatures sent by facsimile transmission or by email transmission of a PDF scanned document or other electronic signature), but all of which shall together constitute one and the same instrument.

15.6. Each provision of this Subscription Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Subscription Agreement.

15.7. Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Subscription Agreement as set forth in the text.

15.8. Words and expressions which are used but not defined in this Subscription Agreement shall have the meanings given to them in the Operating Agreement.

16. Consent to Electronic Delivery.

16.1 The Purchaser hereby agrees that the Company may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of the Company and its investments, including, without limitation, information about the investment, required or permitted to be provided to the Purchaser under the Common Share or hereunder by means of e-mail or by posting on an electronic message board or by other means of electronic communication. Because the Company operates principally on the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via our website or to the email address you provide to us. By entering into this Subscription Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Subscription Agreement (each, a “Disclosure” ). The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.

16.2 Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

16.3 Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

16.4 In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

16.5 You can contact us via email at support@arrived.com. You may also reach us in writing at the following address: Arrived SFR Genesis Fund, LLC 1700 Westlake Avenue North, Suite 200, Seattle, WA 98109, Attention: Investor Support. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered e-mail address changes, you must notify us of the change by sending an email to support@arrived.com. You also agree to update your registered residence address and telephone number on our website if they change. You will print a copy of this Subscription Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on our website.

17. Consent to Electronic Delivery of Tax Documents.

17.1 Please read this disclosure about how we will provide certain documents (“Tax Documents”) that we are required by the Internal Revenue Service (the “IRS”) to send to you in connection with your Common Shares. A Tax Document provides important information you need to complete your tax returns. Tax Documents include Form 1099. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

17.2 By executing this Subscription Agreement on the Arrived Platform, you are consenting in the affirmative that we may send Tax Documents to you electronically, and acknowledging that you are able to access Tax Documents from the site which are made available under “Account > Documents”. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

17.3 You will receive an electronic notification via email when your Tax Documents are ready for access on our website. Your Tax Documents are maintained on our website through at least October 15 of the applicable tax year, at a minimum, should you ever need to access them again.

17.4 To obtain a paper copy of your Tax Documents, you can print one by visiting the Arrived website. You can also contact us at support@arrived.com and request a paper copy.

17.5 You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

Arrived SFR Genesis Fund, LLC

1700 Westlake Avenue North, Suite 200,

Seattle, WA 98109

If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

17.6 We may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:

●	You do not have a password for your Arrived account

●	Your Arrived account is closed

●	You were removed from the Arrived account

●	Your role or authority on the Arrived account changed in a manner that no longer allows you to consent to electronic delivery

●	We received three consecutive email notifications that indicate your email address is no longer valid

●	We cancel the electronic delivery of Tax Documents

17.7 You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at support@arrived.com.

17.8 In order to access and retain Tax Documents electronically, you must satisfy the computer hardware and software requirements as set forth above in Section 10(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper, and electronic storage if you wish to download and save Tax Documents to your computer.

18. Limitations on Damages. IN NO EVENT SHALL THE COMPANY BE LIABLE TO THE PURCHASER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

19. Arbitration.

19.1 Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 19 (this “Arbitration Provision”). The arbitration shall be conducted in the State of Delaware. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and the Arrived Platform (or persons claiming through or connected with the Arrived Platform), on the other hand, relating to or arising out of this Subscription Agreement, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of sub-section (e) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Subscription Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. This Arbitration Provision applies to claims under the U.S. federal securities laws and to all claims that that are related to the Company, including with respect to this offering, our holdings, the common shares, our ongoing operations and the management of our investments, among other matters. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

19.2 The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

19.3 If we elect arbitration, we shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). If you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

19.4 Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

19.5 We agree not to invoke our right to arbitrate an individual Claim that you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS SUBSCRIPTION AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

19.6 Unless otherwise provided in this Subscription Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this sub-section (19.6), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this sub-section (19.6) shall be determined exclusively by a court and not by the administrator or any arbitrator.

19.7 This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

19.8 This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Subscription Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any loan or Common Share or any amounts owed on such loans or notes, to any other party. If any portion of this Arbitration Provision other than sub-section (e) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in sub-section (e) are finally adjudicated pursuant to the last sentence of sub-section (e) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

19.9 You also acknowledge that the requirement to arbitrate disputes contained in this Section 19 and the waiver of court and jury rights contained in Section 20 are also in our Operating Agreement and that subsequent holders of our Common Shares will also be subject to such provisions.

19.10 BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISION CONTAINED IN THIS SUBSCRIPTION AGREEMENT, INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

20. Waiver of Court & Jury Rights. THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE COMMON SHARES OR ANY OTHER AGREEMENTS RELATED THERETO.

21. Waiver of Section 18-305 Rights. By executing this Subscription Agreement, you expressly and completely waive, to the fullest extent permitted by law, your rights to request to review and obtain information relating to and maintained by the Company, including, but not limited to, names and contact information of our members, information listed in Section 18-305 of the Delaware Limited Liability Company Act, as amended, and any other information deemed to be confidential by the Company in its sole discretion. In addition, by executing this Subscription Agreement, you expressly agree not to seek to compel the Company to produce any information described in the preceding sentence or pursuant to any statutory scheme or provision. BY AGREEING TO BE SUBJECT TO THE WAIVER PROVISIONS, INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT

ARRIVED SFR GENESIS FUND, LLC COMMON SHARES

The Purchaser hereby elects to subscribe under the Subscription Agreement for the number and price of the Arrived SFR Genesis Fund, LLC Common Shares stated on the front page of this Subscription Agreement and executes the Subscription Agreement.

Date:

Print Name of Purchaser

By:
Signature of Authorized Signatory

Name of Authorized Signatory (if an entity)

Title of Authorized Signatory (if an entity)

Accepted:

Date:

Arrived SFR Genesis Fund, LLC

By: Arrived Fund Manager, LLC as managing member

By:
Name:	Ryan Frazier
Title:	Chief Executive Officer

INVESTOR QUALIFICATION AND ATTESTATION

INVESTOR INFORMATION

Name

Date of Birth

Address

Phone Number

E-mail Address

Check the applicable box:

(a) I am an “accredited investor,” and have checked the appropriate box on the attached Certificate of Accredited Investor Status indicating the basis of such accredited investor status, which Certificate of Accredited Investor Status is true and correct; or ☐

(b) The amount set forth on the first page of this Subscription Agreement, together with any previous investments in securities pursuant to this offering, does not exceed 10% of the greater of my net worth or annual income. ☐

In calculating your net worth: (i) your primary residence shall not be included as an asset; (ii) indebtedness that is secured by your primary residence, up to the estimated fair market value of the primary residence at the time of entering into this Subscription Agreement, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of entering into this Subscription Agreement exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by your primary residence in excess of the estimated fair market value of the primary residence at the time of entering into this Subscription Agreement shall be included as a liability.

Are you or anyone in your immediate household associated with a FINRA member, organization, or the SEC (Y / N)

If yes, please provide name of the FINRA institution

Are you or anyone in your household or immediate family a 10% shareholder, officer, or member of the board of directors of a publicly traded company? (Y / N)

If yes, please list ticker symbols of the publicly traded Company(s)

Social Security/EIN #

ATTESTATION

I understand that an investment in private securities is very risky, that I may lose all of my invested capital that it is an illiquid investment with no short term exit, and for which an ownership transfer is restricted.

The undersigned Purchaser acknowledges that the Company will be relying upon the information provided by the Purchaser in this Questionnaire. If such representations shall cease to be true and accurate in any respect, the undersigned shall give immediate notice of such fact to the Company.

Print Name of Purchaser

By:
Signature of Authorized Signatory

Name of Authorized Signatory (if an entity)

Title of Authorized Signatory (if an entity)

CERTIFICATE OF ACCREDITED INVESTOR STATUS

The signatory hereto is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Act”).  I have checked the box below indicating the basis on which I am representing my status as an “accredited investor” (CHECK ALL THAT ARE APPLICABLE):

FOR INDIVIDUALS

☐	(a) an individual with a net worth, or a joint net worth together with his or her spouse, in excess of $1,000,000. (In calculating net worth, you may include equity in personal property and real estate (however, you cannot include your primary residence), cash, short term investments, stock and securities. Equity in personal property and real estate (excluding your primary residence) should be based on the fair market value of such property minus debt secured by such property.)

☐	(b) an individual that had an individual income in excess of $200,000 in each of the prior two years and reasonably expects an income in excess of $200,000 in the current year. (In calculating net income, you may include earned income and other ordinary income, such as interest, dividends and royalties.)

☐	(c) an individual that had with his/her spouse joint income in excess of $300,000 in each of the prior two years and reasonably expects joint income in excess of $300,000 in the current year. (In calculating net income, you may include earned income and other ordinary income, such as interest, dividends and royalties.)

FOR PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, TRUST OR OTHER ENTITY

☐	(a) an entity, including a revocable trust, in which all of the equity owners (or in the case of a revocable trust the grantors) are “accredited investors” because each equity owner meets one of the criteria set forth in paragraphs (a) through (c) in the Questionnaire for Individuals in Part B.1 of this Questionnaire above or paragraphs (b) through (p) below;

☐	(b) a trust (other than an employee benefit or pension plan) with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring securities in connection with the proposed Investment, whose voting decision with respect to the proposed Investment would be directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the Investment and of the consideration that would be received in the Investment;

☐	(c) a partnership, a corporation, or a Massachusetts or similar business trust, not formed for the specific purpose of acquiring securities in the Investment, with total assets in excess of $5,000,000;

☐	(d) an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring securities in the proposed Investment, with total assets in excess of $5,000,000;

☐	(e) a bank as defined in Section 3(a)(2) of the Act, whether acting in its individual or fiduciary capacity;

☐	(f) a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity;

☐	(g) a broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended;

☐	(h) an insurance company as defined in Section 2(13) of the Act;

☐	(i) an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

☐	(j) a business development company as defined in Section 2(a)(48) of the Investment Company Act;

☐	(k) a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

☐	(l) a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with total assets in excess of $5,000,000;

☐	(m) an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if the investment decision to vote in favor of an Investment is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser;

☐	(n) an employee benefit plan within the meaning of ERISA with assets in excess of $5,000,000;

☐	(o) a self-directed employee benefit plan within the meaning of ERISA with investment decisions made solely by persons that are “accredited investors” as defined in Rule 501(a) of the Act; or

☐	(p) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.